Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Improved Operating Performance in 2013 Fourth Quarter and Fiscal Year

  Fourth quarter net income increases to $5.4 million
  Fiscal year 2013 consolidated comparable store sales increase 5.1%
  Company ends fiscal 2013 with $44.7 million in cash and no debt

ST. LOUIS--(BUSINESS WIRE)--February 13, 2014--Build-A-Bear Workshop, Inc. (NYSE:BBW) today reported results for the fourth quarter and fiscal year ended December 28, 2013.

Fourth Quarter 2013 Highlights (13 weeks ended December 28, 2013):

  Consolidated net retail sales were $106.3 million, while operating 28 fewer stores at quarter’s end compared to $116.1 million in the fiscal 2012 fourth quarter;
  Consolidated comparable store sales decreased 2.2%, including a 2.8% decline in North America and a 0.1% decline in Europe;
  Retail gross margin expanded 250 basis points to 44.9%, compared to 42.4% in the fiscal 2012 fourth quarter;
  Net income was $5.4 million, or $0.31 per diluted share, an improvement from a net loss of $36.5 million, or $2.23 per share; and
  Adjusted net income was $6.9 million, or $0.40 per diluted share, an improvement from an adjusted net income of $2.6 million or $0.15 per diluted share in the fiscal 2012 fourth quarter. (See Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss).)

Sharon Price John, Build-A-Bear Workshop’s Chief Executive Officer commented, “In the fourth quarter, we demonstrated disciplined execution of our stated strategies resulting in improved overall profitability. In a highly promotional retail environment and with fewer stores, we increased gross margin and operating profit leading to a $4.3 million improvement in adjusted net income as compared to the fourth quarter last year. We continued to make progress on our turnaround plans to drive our Company to sustainable long term profitability.”

Additional Fourth Quarter 2013 Details (13 weeks ended December 28, 2013):

  Total revenues were $108.1 million compared to $118.2 million in the fiscal 2012 fourth quarter;
  Consolidated e-commerce sales declined 4.8%, excluding the impact of foreign exchange;
  Selling, general and administrative expense (“SG&A”) was $44.3 million, or 40.9% of total revenues, including $1.5 million in management transition, store closing and asset impairment expenses. This compares to $51.7 million, or 43.8% of total revenues in the fiscal 2012 fourth quarter, including $2.5 million in store closing and asset impairment expenses. Excluding these costs in both periods, SG&A improved 220 basis points to 39.5% of total revenues in the fiscal 2013 fourth quarter; and
  Pre-tax income improved to $5.0 million compared to a pre-tax loss of $34.5 million in the fiscal 2012 fourth quarter.

Fiscal Year 2013 (52 weeks ended December 28, 2013):

  Total revenues were $379.1 million while operating 28 fewer stores at year’s end compared to $380.9 million in fiscal 2012;
  Consolidated net retail sales were $373.2 million, compared to $374.6 million in fiscal 2012;
  Consolidated comparable store sales increased 5.1% and included a 5.7% increase in North America and a 2.9% increase in Europe;
  Consolidated e-commerce sales rose 0.3%, excluding the impact of foreign exchange;
  Retail gross margin expanded 220 basis points to 41.1%, compared to 38.9% in fiscal 2012;
  SG&A was $160.7 million, or 42.4% of revenues, including $5.3 million in management transition, store closing and asset impairment expenses, compared to $165.5 million, or 43.4% in fiscal 2012 including $2.7 million in store closing and asset impairment expenses. Excluding these costs in both periods, SG&A improved 170 basis points to 41.0% of total revenues in fiscal 2013;
  Pre-tax loss improved to $2.1 million from a pre-tax loss of $48.4 million in fiscal 2012;
  Net loss was $2.1 million or $0.13 per share, an improvement from a net loss of $49.3 million, or $3.02 per share in fiscal 2012; and
  Adjusted net income was $3.0 million or $0.17 per diluted share, an improvement from an adjusted net loss of $10.0 million or $0.61 per share in fiscal 2012. (See Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss).)

Ms. John continued, “I am encouraged by the progress made in fiscal 2013 as we delivered four consecutive quarters of improved operating results. Our annual consolidated comparable stores sales increased by 5.1%, retail gross margin expanded by 220 basis points and we had a $13 million shift in profitability with adjusted net income of $3 million from an adjusted net loss of $10 million.

“We are optimistic about our outlook for fiscal 2014. We are focused on improving store productivity with our real estate optimization plans and brand building efforts while improving profitability with on-going expense management and gross margin expansion initiatives. Our objective is to deliver sustainable long term profitability and increase shareholder value throughout this fiscal year,” concluded Ms. John.

Store Activity:

During the year, the Company closed 37 stores and opened nine locations to end the year with 323 company-owned stores including 263 in North America and 60 in Europe. (See Company-Owned Store Activity Schedule.) The Company’s international franchisees ended the year with 86 stores.

Balance Sheet:

As of December 28, 2013, cash and cash equivalents totaled $44.7 million. The Company ended the 2013 fourth quarter with no borrowings under its revolving credit facility. Total inventory at quarter end was $50.2 million compared to $46.9 million at year end 2012. Inventory per square foot increased 17%, as compared to the prior year period. In fiscal 2013, capital expenditures were $19.4 million; depreciation and amortization was $19.2 million. In fiscal 2014, the Company expects capital expenditures to be approximately $15 million to $18 million to support the refresh and repositioning of stores as well as investment in infrastructure. Depreciation and amortization is expected to be approximately $17 million to $19 million.

2014 Key Strategic Objectives:

To increase shareholder value, the Company expects to:

  Optimize real estate to improve store productivity. In fiscal 2014, the Company expects to close ten to fifteen stores, primarily in North America, and transfer a portion of sales to other stores in the same markets. In conjunction with lease renewals, the Company will selectively upgrade stores with key features while reducing the cost of capital that is needed for the improvements. The Company expects to strategically open new stores on an opportunistic basis.
  Refine the consumer value equation by continuing to reposition its marketing programs. The Company expects to expand its integrated brand building marketing initiatives and to increase the impact of its loyalty program which currently has over 4 million active members.
  Rationalize expense structure. The Company expects to continue to leverage its SG&A expenses and enhance product margins with end-to-end improvements in its supply chain and ongoing value engineering of product designs.
  Build on core competencies and leverage brand equity into new revenue streams. The Company expects to make continual improvements to its high touch retail service model and customizable product offerings. It expects to lay the ground work to further leverage the strength of the Build-A-Bear brand as it begins to develop new product categories to generate incremental profit and revenue streams.

Today’s Conference Call Webcast:

Build-A-Bear Workshop will host a live Internet webcast of its quarterly investor conference call at 9 a.m. ET today. The audio broadcast may be accessed at the Company’s investor relations Web site, http://IR.buildabear.com. The call is expected to conclude by 10 a.m. ET.

A replay of the conference call webcast will be available in the investor relations Web site for one year. A telephone replay will be available beginning at approximately noon ET today until midnight ET on February 26, 2014. The telephone replay is available by calling (858) 384-5517. The access code is 13575184.

About Build-A-Bear Workshop, Inc.:

Founded in St. Louis in 1997, Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. There are more than 400 Build-A-Bear Workshop stores worldwide, including company-owned stores in the U.S., Puerto Rico, Canada, the United Kingdom and Ireland, and franchise stores in Europe, Asia, Australia, Africa, the Middle East, and Mexico. The company was named to the FORTUNE 100 Best Companies to Work For® list for the sixth year in a row in 2014. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $379.1 million in fiscal 2013. For more information, call 888.560.BEAR (2327) or visit the Investor Relations section of its award-winning Web site at buildabear.com®.

Forward-Looking Statements:

This press release contains forward looking statements that involve risks and uncertainties and the Company’s actual results may differ materially from the results discussed in the forward-looking statements. These risks and uncertainties include, without limitation, those detailed under the caption “Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 29, 2012, as filed with the SEC, and the following:

  general global economic conditions may continue to deteriorate, which could lead to disproportionately reduced consumer demand for its products, which represent relatively discretionary spending;
  customer traffic may decrease in the shopping malls where the Company’s stores are located, and which it depends on to attract guests to its stores;
  the Company may be unable to generate interest in and demand for its interactive retail experience, or to identify and respond to consumer preferences in a timely fashion;
  the marketing and on-line initiatives may not be effective in generating sufficient levels of brand awareness and guest traffic;
  the Company may be unable to generate comparable store sales growth;
  the Company may be unable to effectively operate or manage the overall portfolio of its company-owned stores;
  the Company may not be able to operate its company-owned stores in the United Kingdom and Ireland profitably;
  the Company may be unable to renew or replace its store leases, or enter into leases for new stores on favorable terms or in favorable locations, or may violate the terms of its current leases;
  the availability and costs of its products could be adversely affected by risks associated with international manufacturing and trade, including foreign currency fluctuation;
  its products could become subject to recalls or product liability claims that could adversely impact its financial performance and harm its reputation among consumers;
  the Company may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of its management team;
  the Company is susceptible to disruption in its inventory flow due to its reliance on a few vendors;
  high petroleum products prices could increase the Company’s inventory transportation costs and adversely affect its profitability;
  the Company may be unable to effectively manage its international franchises or laws relating to those franchises may change;
  the Company may improperly obtain or be unable to adequately protect customer information in violation of privacy or security laws or customer expectations;
  the Company may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of its merchandise;
  the Company may suffer negative publicity or negative sales if the non-proprietary toy products it sells in its stores do not meet its quality or sales expectations;
  the Company may be unable to operate its company-owned distribution center efficiently or its third-party distribution center providers may perform poorly;
  the Company’s market share could be adversely affected by a significant, or increased, number of competitors;
  the Company may fail to renew, register or otherwise protect its trademarks or other intellectual property;
  poor global economic conditions could have a material adverse effect on the Company’s liquidity and capital resources;
  the Company may have disputes with, or be sued by, third parties for infringement or misappropriation of their proprietary rights;
  fluctuations in the Company’s quarterly results of operations could cause the price of its common stock to substantially decline; and
  the Company may be unable to repurchase shares of its common stock at the times or in the amounts it currently anticipates or the results of the share repurchase program may not be as beneficial as it currently anticipates.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	December 28,	% of Total	December 29,	% of Total
	2013	Revenues (1)	2012	Revenues (1)
Revenues:
Net retail sales	$106,266	98.3	$116,101	98.2
Commercial revenue	658	0.6	801	0.7
Franchise fees	1,165	1.1	1,285	1.1
Total revenues	108,089	100.0	118,187	100.0
Costs and expenses:
Cost of merchandise sold	58,901	55.1	67,124	57.4
Selling, general and administrative	44,253	40.9	51,742	43.8
Goodwill impairment	—	0.0	33,670	28.5
Interest expense (income), net	(93)	(0.1)	188	0.2
Total costs and expenses	103,061	95.3	152,724	129.2
Income (loss) before income taxes	5,028	4.7	(34,537)	(29.2)
Income tax (benefit) expense	(418)	(0.4)	1,938	1.6
Net income (loss)	$5,446	5.0	$(36,475)	(30.9)

Income (loss) per common share:
Basic	$0.31		$(2.23)
Diluted	$0.31		$(2.23)
Shares used in computing common per share amounts:
Basic	16,637,548		16,355,797
Diluted	16,802,775		16,355,797

(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales and commercial revenue. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	52 Weeks		52 Weeks
	Ended		Ended
	December 28,	% of Total	December 29,	% of Total
	2013	Revenues (1)	2012	Revenues (1)
Revenues:
Net retail sales	$373,173	98.4	$374,553	98.3
Commercial revenue	2,332	0.6	2,790	0.7
Franchise fees	3,564	0.9	3,598	0.9
Total revenues	379,069	100.0	380,941	100.0
Costs and expenses:
Cost of merchandise sold	220,738	58.8	230,181	61.0
Selling, general and administrative	160,708	42.4	165,516	43.4
Goodwill impairment	—	0.0	33,670	8.8
Interest expense (income), net	(259)	(0.1)	3	(0.0)
Total costs and expenses	381,187	100.6	429,370	112.7
Loss before income taxes	(2,118)	(0.6)	(48,429)	(12.7)
Income tax (benefit) expense	(6)	0.0	866	0.2
Net loss	$(2,112)	(0.6)	$(49,295)	(12.9)

Loss per common share:
Basic	$(0.13)		$(3.02)
Diluted	$(0.13)		$(3.02)
Shares used in computing common per share amounts:
Basic	16,465,138		16,331,672
Diluted	16,465,138		16,331,672

(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales and commercial revenue. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	December 28,	December 29,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$44,665	$45,171
Inventories	50,248	46,904
Receivables	14,542	9,428
Prepaid expenses and other current assets	11,547	14,216
Deferred tax assets	753	987
Total current assets	121,755	116,706

Property and equipment, net	70,163	71,459
Other intangible assets, net	568	633
Other assets, net	2,156	3,304
Total Assets	$194,642	$192,102

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$34,977	$38,984
Accrued expenses	16,380	11,570
Gift cards and customer deposits	33,786	30,849
Deferred revenue	4,687	4,800
Total current liabilities	89,830	86,203

Deferred franchise revenue	905	1,177
Deferred rent	19,357	20,843
Other liabilities	160	742

Stockholders' equity:
Common stock, par value $0.01 per share	174	171
Additional paid-in capital	69,094	66,112
Accumulated other comprehensive loss	(7,303)	(7,683)
Retained earnings	22,425	24,537
Total stockholders' equity	84,390	83,137
Total Liabilities and Stockholders' Equity	$194,642	$192,102

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands, except for per square foot data)

	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	December 28,	December 29,	December 28,	December 29,
	2013	2012	2013	2012

Other financial data:
Retail gross margin ($) (1)	$47,680	$49,238	$153,477	$145,687
Retail gross margin (%) (1)	44.9%	42.4%	41.1%	38.9%
E-commerce sales	$6,359	$6,659	$14,256	$14,231
Capital expenditures, net (2)	$4,670	$3,861	$19,362	$17,268
Depreciation and amortization	$4,817	$5,590	$19,216	$21,422

Store data (3):
Number of company-owned stores at end of period
North America - Traditional			252	283
North America - Non-traditional			11	8
Total North America			263	291
Europe - Traditional			58	58
Europe - Non-traditional			2	2
Total Europe			60	60
Total stores			323	351

Number of franchised stores at end of period			86	91

Company-owned store square footage at end of period
North America - Traditional			716,098	805,770
North America - Non-traditional			19,507	12,610
Total North America			735,605	818,380
Europe - Traditional (4)			84,933	84,405
Europe - Non-traditional (4)			1,926	1,926
Total Europe			86,859	86,331
Total square footage			822,464	904,711

Net retail sales per gross square foot - North America (5)			$381	$350
Net retail sales per selling square foot - Europe (6)			£525	£511

Comparable store sales change (7)
North America	(2.8)%	1.5%	5.7%	(2.0)%
Europe	(0.1)%	(11.4)%	2.9%	(8.4)%
Consolidated	(2.2)%	(1.7)%	5.1%	(3.3)%

(1)	Retail gross margin represents net retail sales less retail cost of merchandise sold. Retail gross margin percentage represents retail gross margin divided by net retail sales.
(2)	Capital expenditures, net represents cash paid for property, equipment, other assets and other intangible assets.
(3)	Excludes our webstore and seasonal and event-based locations. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom and Ireland and, prior to 2011, France.
(4)	Square footage for stores located in Europe is estimated selling square footage.
(5)	Net retail sales per gross square foot represents net retail sales from stores open throughout the entire period divided by the total gross square footage of such stores in North America. Calculated on an annual basis only.
(6)	Net retail sales per gross square foot for Europe represents net retail sales in local currency from stores open throughout the entire period in Europe divided by the total selling square footage of such stores. Calculated on an annual basis only.
(7)	Comparable store sales percentage changes are based on net retail sales and stores are considered comparable beginning in their thirteenth full month of operation.

* Non-GAAP Financial Measures

In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic earnings (loss) and earnings (loss) per diluted share adjusted to exclude certain costs and accounting adjustments, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)
(dollars in thousands, except per share data)

	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	December 28,	December 29,	December 28,	December 29,
	2013	2012	2013	2012
Net income (loss)	$5,446	$(36,475)	$(2,112)	$(49,295)

Management transition costs (1)	628	-	3,194	-
Store closing costs (2)	530	304	1,567	523
Other asset impairment (3)	288	2,200	288	2,200
Store asset impairment (4)	54	1,353	54	1,353
Goodwill impairment (5)	-	33,670	-	33,670
Deferred tax asset valuation allowance (6)	-	1,556	-	1,556

Adjusted net income (loss)	$6,946	$2,608	$2,991	$(9,993)

	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	December 28,	December 29,	December 28,	December 29,
	2013	2012	2013	2012
Net income (loss) per diluted share	$0.31	$(2.23)	$(0.13)	$(3.02)

Management transition costs (1)	0.04	-	0.19	-
Store closing costs (2)	0.03	0.02	0.09	0.03
Other asset impairment (3)	0.02	0.13	0.02	0.13
Store asset impairment (4)	0.00	0.08	0.00	0.09
Goodwill impairment (5)	-	2.06	-	2.06
Deferred tax asset valuation allowance (6)	-	0.09	-	0.10

Adjusted net income (loss) per diluted share	$0.40	$0.15	$0.17	$(0.61)

(1)	Represents transition costs related to changes in executive management. Costs include severance, along with benefits and related taxes, executive search fees, signing bonus and professional fees.
(2)	Represents the net impact related to the closing of stores, including asset impairment and disposal charges and severance costs along with adjustments to lease related liabilities.
(3)	Represents a non-cash charge to impair trade credits.
(4)	These non-cash impairment charges were due to poor performance of individual stores.
(5)	Represents non-cash charge to impair the goodwill associated with the UK reporting unit.
(6)	Represents non-cash charge to record a valuation allowance on foreign net deferred tax assets in 2012.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Company-Owned Store Activity

	Fifty-three Weeks Ended January 3, 2015 - Projected
	December 28,			January 3,
	2013	Opened	Closed	2015
North America
Traditional	252	1	(12)	241
Non-traditional	11	3	(1)	13
	263	4	(13)	254

Europe
Traditional	58	-	-	58
Non-traditional	2	-	-	2
	60	-	-	60
Total	323	4	(13)	314

	Fifty-two Weeks Ended December 28, 2013
	December 29,			December 28,
	2012	Opened	Closed	2013
North America
Traditional	283	3	(34)	252
Non-traditional	8	5	(2)	11
	291	8	(36)	263

Europe
Traditional	58	1	(1)	58
Non-traditional	2	-	-	2
	60	1	(1)	60
Total	351	9	(37)	323

	Fifty-two Weeks Ended December 29, 2012
	December 31,			December 29,
	2011	Opened	Closed	2012
North America
Traditional	287	2	(6)	283
Non-traditional	11	1	(4)	8
	298	3	(10)	291

Europe
Traditional	56	2	-	58
Non-traditional	2	-	-	2
	58	2	-	60
Total	356	5	(10)	351

CONTACT:
Build-A-Bear Workshop
Investors:
Tina Klocke, 314-423-8000 x5210
or
Media:
Jill Saunders, 314-423-8000 x5293